United States
Securities and Exchange Commission
Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 12, 2004

Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111-2565

Commission File No. 2-40764

IRS Number: 44-0308260

Telephone Number: (816) 753-7000

Item 2.02 – Results of Operations and Financial Condition.

        Included below is a release of financial information mailed to stockholders on November 12, 2004. It reflects the financial condition, in a condensed format, for Kansas City Life Insurance Company as of September 30, 2004.

Message from the President and CEO

        Kansas City Life Insurance Company recorded an increase in third quarter net income of 49% to $11.5 million or $0.97 per share relative to the third quarter of 2003. The Company posted net income of $24.7 million or $2.07 per share for the nine months ended September 30, 2004, an improvement of $22.8 million from the prior year. The largest factor contributing to the improved results was the favorable change in realized investment gains and losses. In addition, increased investment income from growth in invested assets enhanced the Company’s year-to-date results.

        The Company recognized realized investment gains of $2.8 million for the quarter and $4.3 million for the nine months, compared to realized investment losses of $5.1 million and $36.1 million for the same periods in 2003. These results reflect the improved economy and general progress in the performance of corporate credit markets, along with consistent gains on the sale of real estate.

        Insurance premiums and deposits on policyholder contracts declined for the third quarter and the first nine months of 2004, compared to 2003. This decline was primarily due to lower sales of annuities, which were at an elevated level during 2003 due to strong customer preference for fixed-rate products. However, included in the 2004 results are significant year-to-date increases in premiums for traditional life insurance and deposits on policyholder contracts for universal life and variable universal life insurance. These results are due in large part to the addition of GuideOne Life, which was acquired on June 30, 2003, along with the Company’s continuing emphasis on growth in the life protection product lines.

        The Company also experienced favorable benefits and expenses, which declined by 12.3% for the third quarter and 3.9% for the nine-month period. Contributing to these changes are efficiencies being gained through the integration of operations from GuideOne Life, along with reduced sales of annuities.

        On October 25, 2004, the Board of Directors declared a quarterly dividend of $0.27 per share, payable on November 22, 2004 to stockholders of record on November 8, 2004.

        Also on October 25, 2004, the Company entered into a definitive agreement to sell its bank subsidiary, Generations Bank, for $10.1 million with an expected gain on the sale of approximately $1.9 million. The sale of the Bank will allow us to improve our focus on our core business of providing life insurance. The sale is expected to close during the first quarter of 2005, subject to the required approval by the Office of Thrift Supervision.

        While we are pleased with the Company’s improved quarterly results, we certainly believe that the market and economic environment offer opportunities for continued improvements over time. Our concerted effort to expand life insurance sales will continue to yield benefits to our shareholders and policyowners, and we are committed to pursuing this course.

Consolidated
Balance Sheet (Unaudited)
 (Thousands, except share data)

                                            September 30       December 31
                                               2004               2003

Assets
Investments:
    Fixed maturities available
      for sale, at fair value          $     2,985,176   $      2,814,485
    Equity securities available
      for sale, at fair value                   64,939             63,808
    Mortgage loans                             418,237            456,656
    Short-term investments                      12,433             71,823
    Other investments                          216,383            228,014
      Total investments                      3,697,168          3,634,786

Cash                                               371             20,029
Deferred acquisition costs                     234,449            241,057
Value of business acquired                     100,494            106,334
Other assets                                   249,181            245,015
Separate account assets                        318,696            304,691

      Total assets                     $     4,600,359   $      4,551,912

Liabilities
Future policy benefits                 $       873,070   $        872,114
Policyholder account balances                2,282,197          2,239,223
Notes payable                                  110,865            133,670
Income taxes                                    43,272             36,918
Other liabilities                              307,100            320,858
Separate account liabilities                   318,696            304,691
      Total liabilities                      3,935,200          3,907,474

Stockholders' equity
    Common stock                                23,121             23,121
    Additional paid in capital                  23,990             23,310
    Retained earnings                          703,685            688,800
    Accumulated other
      comprehensive income                      28,720             23,418
    Less treasury stock                       (114,357)          (114,211)
      Total stockholders' equity               665,159            644,438

      Total liabilities and equity     $     4,600,359   $      4,551,912

See accompanying Notes to Consolidated Financial Statements.

Consolidated
Income Statement (Unaudited)
(Thousands, except share data)

                                                                   Quarter ended                Nine Months ended
                                                                    September 30                   September 30
                                                                2004            2003            2004           2003
Revenues
Insurance revenues:
    Premiums                                             $     49,209    $     57,960   $     143,579   $    159,590
    Contract charges                                           28,797          29,578          87,327         80,943
    Reinsurance ceded                                         (13,802)        (14,784)        (40,662)       (36,194)
      Total insurance revenues                                 64,204          72,754         190,244        204,339
Investment revenues:
    Net investment income                                      48,874          51,273         147,992        144,632
    Realized investment gains (losses)                          2,809          (5,129)          4,336        (36,132)
Other revenues                                                  1,927           2,452           6,195          7,358
      Total revenues                                          117,814         121,350         348,767        320,197

Benefits and expenses
Policyholder benefits                                          44,052          57,349         140,279        159,103
Interest credited to policyholder account balances             25,856          24,629          73,203         66,767
Amortization of deferred acquisition costs
    and value of business acquired                             10,100           9,880          30,292         28,394
Operating expenses                                             22,818          25,327          72,428         74,799
      Total benefits and expenses                             102,826         117,185         316,202        329,063

Income (loss) before income tax expense (benefit)              14,988           4,165          32,565         (8,866)

Income tax expense (benefit)                                    3,455          (3,563)          7,915        (10,671)

Net income                                               $     11,533    $      7,728   $      24,650   $      1,805

Per common share:
    Net income, basic and diluted                        $       0.97    $       0.65   $        2.07   $       0.15

    Cash dividends                                       $       0.27    $       0.27   $        0.81   $       0.81

See accompanying Notes to Consolidated Financial Statements.

Consolidated
Statement of Cash Flows (Unaudited)
(Thousands, except share data)

                                               Nine Months ended
                                                 September 30
                                             2004             2003

Operating activities
     Net cash provided                  $      27,169   $      54,822

Investing activities
Purchases of investment securities:
     Fixed maturities                        (627,035)       (872,111)
     Equity securities                         (4,657)         (3,376)
Sales of investment securities:
     Fixed maturities                         120,880         131,734
     Equity securities                          3,051          11,952
Maturities and principal paydowns
     of investment securities:
     Fixed maturities                         338,844         553,068
     Equity securities                            265           5,780
Purchases of other investments                (50,516)       (121,960)
Sales, maturities and principal
     paydowns of other investments            103,120         128,745
Net sales of short-term
     investments                               59,390          35,904
Net additions to property and
     equipment                                 (1,345)           (690)
Insurance business acquired                         -         (52,264)
     Net cash used                            (58,003)       (183,218)

Financing activities
Proceeds from borrowings                        3,960          16,267
Repayment of borrowings                       (26,765)           (587)
Deposits on policyholder contracts            205,720         256,304
Withdrawals from policyholder
     account balances                        (152,096)       (126,651)
Net transfers to separate accounts             (8,449)         (5,289)
Change in other deposits                       (1,963)          5,363
Cash dividends to stockholders                 (9,765)         (9,682)
Disposition (acquisition) of
     treasury stock, net                          534          (2,787)
     Net cash provided                         11,176         132,938

Increase (decrease) in cash                   (19,658)          4,542
Cash at beginning of year                      20,029          14,645

     Cash at end of period              $         371   $      19,187

See accompanying Notes to Consolidated Financial Statements.

Notes

  Comprehensive income (loss) was $47,453 and $(7,986) for the third quarter of 2004 and 2003; and $29,952 and $52,658 for the nine months ended September 30, 2004 and 2003, respectively. This varies from net income due to unrealized gains or losses on investments.
  Income per common share is based upon the weighted average number of shares outstanding during the nine months, 11,928,520 shares (11,949,992 shares - 2003).
  These financial statements are unaudited but, in management’s opinion, include all adjustments necessary for a fair presentation of the results.
  Certain amounts in prior years have been reclassified to conform with the current year presentation.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     KANSAS CITY LIFE INSURANCE COMPANY
                                                                   (Registrant)

                                                     By:/s/William A. Schalekamp
                                                           William A. Schalekamp
                                                           Senior Vice President,
                                                           General Counsel & Secretary
November 12, 2004
    (Date)